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                                                                    EXHIBIT 4.10

                                    THQ INC.

                             1997 STOCK OPTION PLAN

                [INCENTIVE][NON-QUALIFIED] STOCK OPTION AGREEMENT

Optionholder:                               __________________________

Number of Shares of Company
Common Stock Underlying Option:             __________________________

Purchase Price Per Share:                   __________________________

Date of Grant:                              __________________________


               THIS STOCK OPTION AGREEMENT (the "Agreement"), dated as of the date set forth above, is made between THQ INC., a Delaware corporation, currently having its executive office at 5016 North Parkway Calabasas, Calabasas, California 91302 (the "Company"), and the option holder identified above ("Optionholder").

        1. Grant of Option. Pursuant to the THQ Inc. 1997 Stock Option Plan, a copy of which is attached hereto as Exhibit A (the "Plan"), on the terms and subject to the conditions set forth in this Agreement, and subject to Optionholder's execution and return to the Company of a copy of this Agreement, the Company hereby grants to Optionholder the right and option to purchase from the Company all or any part of the Number of Shares of Company Common Stock Underlying Options set forth above (the "Shares") at the Purchase Price Per Share set forth above (this "Option"). This Option is an [incentive][non-qualified] stock option, as such term is used in Section 2.1 of the Plan.

        2. Option Subject to the Plan. Optionholder acknowledges and agrees that this Option is subject to the terms and conditions set forth in the Plan. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall take precedence.

        3. Vesting. Subject to limitations set forth in the Plan relating to the termination of Optionholder's employment by the Company, this Option shall be exercisable by Optionholder to the extent of the following number of Shares commencing on the following dates:

      Number of Shares           First Date After Which Shares May Be Purchased

        ___________                              ______________

        ___________                              ______________

        ___________                              ______________



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        4. Term of Option. This Option shall not be exercisable after 5:00 p.m.,
Los Angeles time, on ____________.

        5. Non-Assignability of Option. This Option may not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise encumbered or disposed of by Optionholder, other than by will or the laws of descent and distribution; and, during the lifetime of Optionholder, this Option shall not be exercisable by any person other than Optionholder.

        6. Method of Exercise of Option. The Option may be exercised in the manner set forth in Section 2.2(c) of the Plan.

        7. Investment Representation. Optionholder represents that if at the time of any exercise of this Option, the Shares to be acquired upon such exercise are not registered under the Securities Act of 1933, as amended, such Shares will be acquired by Optionholder for investment and not for resale or with a view to the distribution thereof.

        8. Adjustments Upon Changes in Capitalization. The number of Shares issuable upon the exercise of this Option and the Purchase Price Per Share thereof shall be subject to adjustment as set forth in Section 4.7 of the Plan.

        9. Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

        10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        11. Notices. Any notice hereunder shall be delivered by hand or by registered or certified mail, return receipt requested (i) if to the Company, to its executive office, attention: Chief Financial Officer; and (ii) if to Optionholder, to the last known address of Optionholder reflected in the records of the Company.

               IN WITNESS WHEREOF, the Company and Optionholder have executed this Agreement as of the date first set forth above.

                                            THQ INC.

                                            By:    Brian Farrell, President

                                            OPTIONEE:


                                            ___________________________________



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